ARCO [LOGO]   Public Affairs                          N E W S
              515 South Flower Street
              Mailing Address:  Box 2679-T.A.
              Los Angeles, California  90051
              Telephone  213 486 3511


              For Release

              IMMEDIATELY                        March 28, 1994


ARCO PRESIDENT M. R. BOWLIN TO SUCCEED

L. M. COOK AS CHIEF EXECUTIVE OFFICER ON JULY 1;

COOK REMAINS CHAIRMAN OF BOARD OF DIRECTORS


     LOS ANGELES  -- The election of ARCO President Mike R.

Bowlin to succeed Lodwrick M. Cook as ARCO's Chief Executive

Officer, effective July 1, was announced today following a

meeting of ARCO's board of directors.

     Cook, 65, will remain Chairman of the board of directors

until his retirement in June 1995, as previously announced.

Cook has been ARCO's CEO since Oct. 15, 1985 and Chairman

since Jan. 1, 1986.

     Bowlin, 51, has been ARCO's President and Chief

Operating Officer since June 1, 1993.  He will retain both

titles when he becomes CEO.

     In a statement following the board meeting, Cook

described the move as part of the orderly transition

envisioned by ARCO's directors when they asked him to remain for two years beyond his expected retirement last June when

he turned 65.

     "This transition period has enabled Mike to make

important and constructive contributions to our long-term

strategies.  Despite the current turmoil in the world's crude

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oil markets, ARCO remains confident in the viability of these strategies which Mike and his team will implement.

     "On a personal note, these nine years as CEO have been

the most exciting and rewarding of my life.  I am proud of

all we have accomplished for our shareholders and employees.

I hope to continue contributing to ARCO's success during my

remaining period as Chairman."

     Bowlin said that under Cook's leadership ARCO has

significantly expanded its international operations,

pioneered the introduction of low-emission, cleaner-burning

fuels, and reorganized for greater efficiency and

profitability.  "Lod has also been the consummate corporate

citizen, involving himself and the company in the life of

communities where ARCO has a presence," said Bowlin.  "He

leaves a unique legacy."

     Bowlin, a native of Amarillo, Texas and graduate of the

University of North Texas where he received BA and MBA

degrees, joined ARCO in 1969 as a personnel representative.

He went on to hold a number of human resource and

administrative management positions.

     In 1985 he was appointed President of ARCO Coal Company.

In 1987 he became Senior Vice President for International Oil and Gas Acquisitions, then President of ARCO International

Oil and Gas Company.   In 1992 he was elected Executive Vice

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President of ARCO.  A year later he became President and

Chief Operating Officer.

     Cook joined ARCO in 1956 as an engineer trainee.  He

went on to hold management positions in labor relations,

refining and marketing, planning, supply and transportation.

While President of ARCO Transportation Company, he also

served as Chairman of the Owners' Committee of the Trans

Alaska Pipeline System.

     During the 1980s he held a number of senior positions

related to the company's downsizing and restructuring.  In

October 1985 he was elected ARCO President and Chief

Executive Officer, succeeding William F. Kieschnick.  Three

months later he succeeded Robert O. Anderson as Chairman.

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For information, contact: Albert Greenstein (213) 486-3384

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